SeedInvest @Seedinvest_co · Jun 23

DietBet blows past $5M from 2,100 people
crowdfundinsider.com/2015/06/70079-... in @crowdfundinside



WayBetter is Killing it on SeedInvest as it "Tests the...

On Friday last week, Crowdfund Insider shared that SeedInvest, an equity crowdfunding platform in NYC, had launched a potential Regulation A+ issuer, WayBett...

crowdfundinsider.com

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12:28 PM - 23 Jun 2015 · Details

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